Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS THIRD QUARTER 2021

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, October 27, 2021 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2021 results: The Company’s revenues in the third quarter 2021 were $52.3 million, compared to $43.7 million in the third quarter 2020, an increase of $8.6 million, or 19.6%. For the first nine months 2021, revenues were $143.1 million, compared to $119.7 million in the first nine months 2020, an increase of $23.4 million, or 19.6%.

The Company’s revenues from its lime and limestone operations in the third quarter and first nine months 2021 were $51.7 million and $141.8 million, respectively, compared to $43.5 million and $119.0 million, respectively, in the comparable 2020 periods. Lime and limestone revenues increased $8.3 million, or 19.0%, and $22.8 million, or 19.2%, in the third quarter and first nine months 2021, respectively, compared to the third quarter and first nine months 2020. In the second and third quarters 2020, the COVID-19 pandemic and related restrictions on business activities resulted in a general economic slowdown, which disproportionately impacted certain industries that purchase the Company’s products, including oil and gas services, environmental, and steel. Carthage Crushed Limestone (“Carthage”), which the Company acquired on July 1, 2020, contributed $7.4 million to the Company’s lime and limestone revenues for the first nine months 2021, compared to $2.3 million for the first nine months 2020. The increase in lime and limestone revenues in the third quarter 2021, compared to the third quarter 2020, resulted primarily from increased sales to the Company’s construction, steel, industrial, environmental, and oil and gas customers. Including the added Carthage revenues, the increase in lime and limestone revenues in the first nine months 2021, compared to the first nine months 2020, resulted primarily from increased sales to the Company’s construction, steel, environmental, and roofing customers. Both the third quarter and the first nine months 2021 were also favorably impacted by a slight price increase in the average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $17.3 million in the third quarter 2021, compared to $14.2 million in the third quarter 2020, an increase of $3.2 million, or 22.3%. Gross profit in the first nine months 2021 was $45.9 million, an increase of $11.5million, or 33.5%, from $34.4 million in the first nine months 2020. Lime and limestone gross profit was $17.1 million in the third quarter 2021, compared to $14.3 million in the third quarter 2020, an increase of $2.9 million or 20.1%. Lime and limestone gross profit in the first nine months 2021 was $45.6 million, compared to $34.8 million in the first nine months 2020, an increase of $10.8 million, or 31.1%. The increase in gross profit in the 2021 periods, compared to the comparable 2020 periods, resulted primarily from the increased revenues discussed above and increased operating efficiencies, partially offset by higher fuel costs, including solid fuels, natural gas, and diesel.

Selling, general and administrative (“SG&A”) expenses were $3.1 million in the third quarter 2021, compared to $2.9 million in the third quarter 2020, an increase of $0.2 million, or 8.1%. SG&A expenses were $9.2 million in the first nine months 2021, compared to $9.0 million in the first nine months 2020, an increase of $0.2 million, or 1.8%. The increase in SG&A expenses in the third quarter 2021, compared to third quarter 2020, was primarily due to increased personnel expenses, including stock-based compensation. In the first nine months 2021, compared to the first nine months 2020, the increased personnel expenses were partially offset by lower legal expenses in the first nine months 2021, compared to the first nine months 2020, in which the Company incurred legal expenses related to the acquisition of Carthage.

The Company reported net income of $11.3 million ($1.99 per share diluted) and $29.4 million ($5.19 per share diluted) in the third quarter and first nine months 2021, respectively, compared to $9.3 million ($1.65 per share diluted) and $21.0 million ($3.72 per share diluted) in the third quarter and first nine months 2020, respectively, increases of $2.0 million, or 21.3%, and $8.5 million, or 40.4%, respectively.

Federal responses to the COVID-19 pandemic, including mandates that employers with 100 or more employees require vaccination or weekly virus testing, have been announced and are in the process of final rule implementation.

The Company is assessing the impact of these federal requirements and their intersection with state requirements in the locations in which the Company operates. Implementation of new pandemic-related requirements, new variants of virus and the possibility of new wide-spread or localized outbreaks of the virus could have a material adverse effect on the Company’s financial condition, results of operations, cash flows and competitive position. Additionally, the Company continues to experience lower availability of labor and certain supplies and services and rising costs as the economy adjusts to a post-pandemic environment.

“We are pleased with our third quarter 2021 results and the strong demand for our lime and limestone products across the markets we serve, building on the success of our second quarter 2021 results,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne added, “We are experiencing increasing fuel costs and are encountering higher prices for many of our inputs as inflationary pressures persist. We also expect continued challenges in the availability of labor and supplies and services while the broader economy adjusts to its reopened status. We are monitoring the evolving COVID-19 situation and will adjust operations as necessary, keeping the safety of our employees and other individuals at our facilities as our highest priority.”

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. This dividend is payable on December 10, 2021 to shareholders of record at the close of business on November 19, 2021.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry and cattle feed producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of the COVID-19 pandemic, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
INCOME STATEMENTS

Revenues	$52,311	$43,727	$143,147	$119,714
Cost of revenues	34,970	29,545	97,206	85,298
Gross profit	$17,341	$14,182	$45,941	$34,416

Selling, general and administrative expenses	$3,145	$2,909	$9,169	$9,009
Operating profit	$14,196	$11,273	$36,772	$25,407
Interest expense	63	62	187	186
Interest and other income, net	(147)	(49)	(272)	(400)
Income tax expense	2,972	1,936	7,425	4,652
Net income	$11,308	$9,324	$29,432	$20,969

Income per share of common stock:
Basic	$2.00	$1.66	$5.20	$3.73
Diluted	$1.99	$1.65	$5.19	$3.72
Weighted-average shares outstanding:
Basic	5,658	5,630	5,656	5,628
Diluted	5,671	5,641	5,668	5,638
Cash dividends per share of common stock	$0.160	$0.160	$0.480	$0.480

			September 30,	December 31,
			2021	2020
BALANCE SHEETS
Assets:
Current assets			$146,805	$123,996
Property, plant and equipment, net			160,626	152,461
Other non-current assets			3,477	2,641
Total assets			$310,908	$279,098
Liabilities and Stockholders’ Equity:
Current liabilities			$11,858	$11,588
Deferred tax liabilities, net			23,570	21,531
Other long-term liabilities			3,905	2,787
Stockholders’ equity			271,575	243,192
Total liabilities and stockholders’ equity			$310,908	$279,098

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